SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTA GOLD CORP.
(Exact name of Registrant as specified in its charter)

Yukon Territory, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
7961 Shaffer Parkway, Suite 5 Littleton, Colorado 80127 (Address of Principal Executive Offices)

VISTA GOLD CORP. LONG TERM EQUITY INCENTIVE PLAN (Full title of the plans)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to unvested restricted stock units issued or pursuant to restricted stock units and restricted stock awards available for issuance under the Plan(1)	1,679,757	US$3.75(2)	US$6,299,088.75	US$731.32
Total	1,679,757	N/A	US$6,299,088.75	US$731.32

(1)
Total Common Shares, without par value, available for issuance by the Corporation pursuant to the Plan described herein, based on number of Common Shares currently reserved for issuance under the Plan.

(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$3.90 and US$3.60, respectively) for the Corporation’s Common Shares on September 9, 2011 as quoted on the NYSE Amex.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 1,679,757 common shares (“Common Shares”) of Vista Gold Corp. (the “Registrant”) reserved for issuance pursuant to restricted stock units and restricted stock awards (collectively, “Awards”) under the Registrant’s Long Term Equity Incentive Plan (the “Plan”).  Under the terms of the Plan, the Registrant is authorized to grant Awards which in combination with the Registrant’s stock option plan equals that number of Common Shares which represents 10% of the issued and outstanding Common Shares of the Registrant from time to time.

If an Award issued under the Plan expires without the recipient having vested in all of the Common Shares to which such recipient was entitled, the unvested Common Shares shall be released from their allocation and reservation, in the case of restricted stock units, or repurchased and canceled by the Registrant, in the case of restricted stock, and shall be again available for the purposes of the Plan.

PART I.                      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 14, 2011;

(b)
the Registrant’s Proxy Statement on Schedule 14A, dated March 23, 2011, in connection with the Company’s May 6, 2011 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed on March 30, 2011;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 9, 2011, as amended on August 30, 2011;

(e)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on April 12, 2011, May 12, 2011, May 20, 2011, and August 8, 2011;

(f)
all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(g)
the description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 4, 1988, including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 7.1 of the Company’s By-law No. 1 provides that no director will be liable for acts, receipts, neglects or defaults of any other director or any officer or employee, or for any loss, damage or expense sustained by the Company through: defects in title to any property acquired by the Company or on its behalf; or for losses or damages sustained by the Company in connection with investment of its funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default. This Section also provides that the Company’s directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.2 of the Company’s By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by it, the Company will indemnify its directors and officers, including former directors and officers, or persons acting or having acted at the request of the Company as a director or officer of a corporation of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such other corporation), and heirs and legal representatives of such persons, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or any such other corporation, if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the Company; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his conduct was lawful.

Section 7.3 of the Company’s By-law No. 1 provides that, subject to limitations contained in the Act, the Company may purchase and maintain insurance for its directors and officers as determined by the Board of Directors. As discussed below, the Company does maintain such insurance.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the Person seeking indemnity:

(a)	was substantially successful on the merits in his defense of the action or proceeding;
(b)	fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and
(c)	is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)
in his or her capacity as a director or officer of the corporation, except when the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)
in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

The Company indemnifies its directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements it has entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that the Company will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that the Company may only make such indemnification payments as permitted by applicable law. The agreements provide that the Company’s obligations under the agreements are not diminished or otherwise affected by, among other things, any officers’ liability insurance placed by or for the benefit of the indemnitee, the Company or any entity related to either.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Vista Gold Corp. Long Term Equity Incentive Plan
5.1	Opinion of Macdonald and Company
23.1	Consent of Macdonald and Company (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (See signature page of this registration statement)

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 12th day of September, 2011.

VISTA GOLD CORP.

/s/ Michael B. Richings
Name:	Michael B. Richings
Title:	Executive Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Terri L. Eggert
Name:	Terri L. Eggert
Title:	Interim Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael B. Richings and Terri L. Eggert his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michael B. Richings Michael B. Richings	Executive Chairman, Chief Executive Officer, Director, and Authorized U.S. Representative	September 12, 2011

/s/ Terri L. Eggert Terri L. Eggert	Interim Chief Financial Officer	September 12, 2011

/s/ John M. Clark John M. Clark	Director	September 12, 2011

/s/ W. Durand Eppler W. Durand Eppler	Director	September 12, 2011

/s/ C. Thomas Ogryzlo C. Thomas Orgyzlo	Director	September 12, 2011

/s/ Tracy A. Stevenson Tracy A. Stevenson	Director	September 12, 2011

/s/ Frederick H. Earnest Frederick H. Earnest	Director	September 12, 2011

/s/ Nicole Adshead-Bell Nicole Adshead-Bell	Director	September 12, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Vista Gold Corp. Long Term Equity Incentive Plan
5.1	Opinion of Macdonald and Company
23.1	Consent of Macdonald and Company (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (See signature page of this registration statement)